Exhibit 99.1

FOR IMMEDIATE RELEASE

Idenix Pharmaceuticals Contacts:

Kelly Barry (617) 995-9033 (media)

Teri Dahlman (617) 995-9807 (investors)

IDENIX PHARMACEUTICALS REPORTS FOURTH QUARTER AND YEAR END 2011 FINANCIAL RESULTS AND PROVIDES PIPELINE UPDATE

CAMBRIDGE, Mass., February 23, 2012 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today reported unaudited financial results for the fourth quarter and year ended December 31, 2011 as well as the advancement of its hepatitis C virus (HCV) development pipeline.

Operational Highlights

IDX184 Program

The Company’s lead program, IDX184, is a pan-genotypic oral nucleotide polymerase inhibitor for the treatment of HCV. In July 2011, Idenix initiated enrollment of treatment-naïve HCV-infected patients into a 12-week phase IIb clinical trial of IDX184 in combination with pegylated interferon and ribavirin. In January 2012, the Company reported an interim analysis from this study of the first 31 patients who completed 28 days of treatment demonstrating favorable safety and antiviral activity. At 12 weeks, the Complete Early Virologic Response (cEVR < 25 IU/mL) was 93% for the 100 mg IDX184 arm (n=15) and 81% for the 50 mg IDX184 arm (n=16) of the study (intent-to-treat analysis). The side effect profile of the combined therapy has remained consistent with the known safety profile for pegylated interferon and ribavirin.

In February 2012, the U.S. Food and Drug Administration removed the partial clinical hold on IDX184 after review of the interim phase IIb data and the independent Data Safety Monitoring Board’s recommendation to continue the study. The Company has now begun enrollment of an additional 30 patients under expanded enrollment criteria in the ongoing phase IIb clinical trial. Additionally, the Company anticipates implementing a broad phase IIb program with IDX184, focusing on the evaluation of interferon-free direct-acting antiviral (DAA) combination regimens, in the coming months.

IDX719 Program

In January 2012, the Company initiated a phase I clinical study of IDX719, its NS5A inhibitor candidate. The first part of the study is evaluating the safety, pharmacokinetics and food effect of IDX719 in 48 healthy volunteers at single doses ranging from 5 to 100 mg. Dosing up to 50 mg has been completed in healthy volunteers and to date IDX719 has been well tolerated. A cohort of eight HCV genotype 1-infected patients received single doses of IDX719 of either 1, 5, 10 or 25 mg (2 patients per dose). Mean maximal viral load reductions were 1.9 log10, 2.6 log10, 3.3 log10 and 3.7 log10, respectively. A 3-day proof-of-concept segment of the study in treatment-naïve genotype 1 HCV-infected patients is expected to begin in the second quarter of 2012 with additional cohorts of genotype 2, 3, or 4 HCV-infected patients to be added during the study.

Nucleotide Discovery Program

In January 2012, Idenix selected two nucleotide inhibitors, IDX19368 and IDX19370, as potential clinical candidates from its novel nucleotide prodrug discovery program. IDX19368 has demonstrated strong potency in preclinical studies and as a result the Company has chosen IDX19368 as its lead candidate and expects to submit an investigational new drug application (IND) for IDX19368 in mid-2012. The Company continues to identify new promising compounds and evaluate multiple candidates for further development from this discovery program.

“Our focus for 2012 will be to build on the progress we made last year through the continued advancement of our pipeline of novel HCV drug candidates,” said Ron Renaud, Idenix’s President and Chief Executive Officer. “Now that the partial clinical hold has been removed for IDX184, we will be able to explore the full potential of this promising nucleotide polymerase inhibitor in combination with other DAAs in a broad phase IIb program. The early results are promising for IDX719, our NS5A inhibitor, in HCV patients and we look forward to completing the phase I clinical trial, as well as initiating a phase I study for our next-generation nucleotide inhibitor, IDX19368. We believe that the potent and pan-genotypic profiles of our drug candidates support their potential role in future HCV combination regimens.”

Fourth Quarter and Year End 2011 Financial Results

For the fourth quarter ended December 31, 2011, Idenix reported total revenues of ($0.7) million, compared to total revenues of $2.4 million in the fourth quarter of 2010. In the fourth quarter of 2011, the Company recorded a charge against revenue related to the impact of the stock subscription rights of Novartis Pharma AG (Novartis), which is described in more detail below. The Company reported a net loss of $18.1 million, or a loss of $0.18 per basic and diluted share, for the fourth quarter ended December 31, 2011, compared to a net loss of $16.2 million, or a loss of $0.22 per basic and diluted share for the fourth quarter ended December 31, 2010.

Under the stock purchase agreement that Idenix entered into with Novartis in 2003, Novartis has the right to maintain its percentage ownership in Idenix by purchasing shares of Idenix’s common stock when stock options are exercised under certain stock plans. As of December 31, 2011, the fair market value of Idenix’s common stock that would be issuable to Novartis under this stock subscription right, less the exercise price that would be paid by Novartis impacted the consolidated statements of operations as a reduction of the revenue associated with the Novartis collaboration. For the fourth quarter ended December 31, 2011, the Company recorded $2.0 million of revenue related to the Novartis collaboration and a charge against revenue of $3.4 million due to this stock subscription right resulting in net contra-revenue related to Novartis of $1.4 million as shown in the consolidated statements of operations.

For the year ended December 31, 2011, Idenix reported total revenues of $7.0 million, compared to total revenues of $10.2 million in the year ended December 31, 2010. The Company reported a net loss of $52.0 million, or a loss of $0.57 per basic and diluted share, for the year ended December 31, 2011, compared to a net loss of $61.6 million, or a loss of $0.87 per basic and diluted share for the year ended December 31, 2010. The $9.6 million reduction in net loss in 2011 was due primarily to $7.2 million of non-recurring severance and restructuring expenses in 2010.

2012 Financial Guidance

At December 31, 2011, Idenix’s cash and cash equivalents totaled $118.3 million. The Company expects that its current cash, cash equivalents and the anticipated royalty payments associated with product sales of Tyzeka®/Sebivo® (telbivudine) will be sufficient to sustain its operations through at least the next twelve months from December 31, 2011. This guidance assumes no milestone payments, license fees, reimbursement for development programs and no financing activities.

ABOUT IDENIX

Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical Company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.

CONFERENCE CALL AND WEBCAST INFORMATION

Idenix will hold a conference call today at 4:30 p.m. ET. To access the call, please dial (877) 640-9809 (U.S./Canada) or (914) 495-8528 (International) and enter passcode 48802750. A slide presentation will accompany the conference call and can be accessed on the Investor section of the Idenix website at www.idenix.com. Please log on approximately 10 minutes prior to the start of the call to ensure adequate time for any downloads that may be necessary.

A replay of the conference call and webcast will be available until March 8, 2012, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International) and enter the passcode 48802750.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including but not limited to the statements regarding the Company’s future business and financial performance. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “expect,” “plans,” “anticipates,” “intends,” “will,” and similar expressions are also intended to identify forward-looking statements, as are expressed or implied statements with respect to the Company’s potential pipeline candidates, including any expressed or implied statements regarding the efficacy and safety of IDX184, IDX719, IDX368 or any other drug candidate; the successful development of novel combinations of direct-acting antivirals for the treatment of HCV; the likelihood and success of any future clinical trials involving our drug candidates; and expectations with respect to future milestone or royalty payments, funding of operations and future cash balances. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the following: there can be no guarantees that the Company will advance any clinical product candidate or other component of its potential pipeline to the clinic, to the regulatory process or to commercialization; management’s expectations could be affected by unexpected regulatory actions or delays; uncertainties relating to, or unsuccessful results of, clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates; the Company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the Company’s dependence on its collaboration with Novartis; changes in the Company’s business plan or objectives; the ability of the Company to attract and retain qualified personnel; competition in general; and the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These and other risks which may impact management’s expectations are described in greater detail under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2010, and the quarterly report on Form 10-Q for the quarter ended September 30, 2011, each as filed with the Securities and Exchange Commission (SEC) and in any subsequent periodic or current report that the Company files with the SEC.

All forward-looking statements reflect the Company’s estimates only as of the date of this release (unless another date is indicated) and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to the date of this release. While Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if the Company’s estimates change.

IDENIX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Revenues:
Collaboration revenue – related party	$(1,387)	$(135)	$4,328	$6,231
Other revenue	655	2,570	2,623	3,991

Total revenues	(732)	2,435	6,951	10,222
Operating expenses (1):
Cost of revenues	593	965	2,324	2,765
Research and development	12,811	8,958	41,341	44,506
General and administrative	4,399	9,132	16,694	23,439
Restructuring charges	—	—	—	2,238

Total operating expenses	17,803	19,055	60,359	72,948

Loss from operations	(18,535)	(16,620)	(53,408)	(62,726)
Other income, net	348	419	1,368	1,131

Loss before income taxes	(18,187)	(16,201)	(52,040)	(61,595)
Income tax benefit	62	44	61	40

Net loss	$(18,125)	$(16,157)	$(51,979)	$(61,555)

Basic and diluted net loss per share	$(0.18)	$(0.22)	$(0.57)	$(0.87)

Shares used in calculation of basic and diluted net loss per share	100,973	73,011	90,831	70,715

(1) Share-based compensation expenses included in operating expenses amounted to approximately:
Research and development	$246	$272	$1,066	$1,214

General and administrative	335	3,253	1,357	5,203

IDENIX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	September 30,	September 30,
	December 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$118,271	$46,115
Receivables from related party	1,157	840
Other current assets	4,410	2,535

Total current assets	123,838	49,490
Intangible asset, net	8,708	9,843
Property and equipment, net	4,696	7,179
Other assets	3,802	3,372

Total assets	$141,044	$69,884

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	$11,299	$14,030
Deferred revenue, related party	2,897	3,036
Other current liabilities	36,329	2,928

Total current liabilities	50,525	19,994
Other long-term obligations	14,912	52,398
Deferred revenue, related party, net of current portion	24,382	28,588

Total liabilities	89,819	100,980
Stockholders’ equity (deficit)	51,225	(31,096)

Total liabilities and stockholders’ equity (deficit)	$141,044	$69,884